Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 28, 2020, relating to the balance sheet of dMY Technology Group Inc. III as of September 23, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 14, 2020 (inception) through September 23, 2020, appearing in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-249524, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 12, 2020